                                                                    Exhibit 4.1

                               ARTICLES OF AMENDMENT
                                      TO THE
                             ARTICLES OF INCORPORATION


  PURSUANT TO THE PROVISIONS OF THE NEW HAMPSHIRE BUSINESS CORPORATION ACT, THE UNDERSIGNED CORPORATION ADOPTS THE FOLLOWING ARTICLES OF AMENDMENT TO ITS ARTICLES OF INCORPORATION:

        FIRST:      The name of the corporation is Healthsource, Inc.

        SECOND:     The text of each amendment adopted is:

                    See Attachment A.

        THIRD:      If the amendment provides for an exchange, reclassification, or cancellation of issued shares the provisions for implementing the amendment(s) if not contained in the above amendment are:

                    N/A

        FOURTH:     The amendment(s) were adopted on May 30, 1995.

        FIFTH:      (Check one)

              A.   x      The amendment(s) were adopted by the incorporators or
                 -----    board of directors without shareholder action and
                          shareholder action was not required.

              B.          The amendment(s) were approved by the shareholders.
                 -----

        Dated: May 31, 1995

                                HEALTHSOURCE, INC.
                                ----------------------------------------------

                                /s/ Norman C. Payson, M.D.
                                ----------------------------------------------
                                Signature of its President and Chief Executive Officer

                                Norman C. Payson, M.D.
                                ----------------------------------------------
                                Print or type name

                                   ATTACHMENT A
                                        TO
                               ARTICLES OF AMENDMENT
                                        OF
                                HEALTHSOURCE, INC.


        Pursuant to the provisions of RSA 293-A:6.02, the New Hampshire Business Corporation Act, and Article SIXTH of the Articles of Incorporation of Healthsource, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of New Hampshire, the Board of Directors of the Corporation hereby establishes and designates a class of shares of preferred stock and fixes and determines the preferences, limitations and relative rights thereof (terms not otherwise defined herein shall have the respective meaning as set forth in the Articles of Incorporation):

        1. Designation. This series of preferred stock shall be known and designated as Class A Cumulative Preferred Stock (the "Preferred Stock"), and shall consist of 1,000,000 shares, stated value $100 per share, and shall have the preferences, limitations and relative rights set forth below in addition to those set forth in Article SIXTH of the Articles of Incorporation of the Corporation applicable to all series of preferred stock of the Corporation.

        2.  Voting Rights.

              (i) The holder of the Preferred Stock shall have no voting rights except as provided in subparagraphs (ii) and (iii) below, and except that such holder may vote shares of Preferred Stock (a) to the extent New Hampshire law requires that the holders of such shares have such voting rights under certain circumstances, or (b) together with holders of Common Stock (and not as a separate class) upon the occurrence of the following Material Transactions affecting the Corporation: (x) a merger, consolidation or share exchange of the Corporation with another corporation in which the Corporation is not the resulting entity or (y) a sale of substantially all of the assets of the Corporation to a third party not controlled by or under common control with the Corporation.

              (ii) So long as any shares of Preferred Stock shall be outstanding, the Corporation shall not, without the affirmative vote at a meeting called for that purpose or the written consent of the holder of the shares of Preferred Stock at the time outstanding, considered as a class, adopt any amendment to the Articles of Incorporation or to this designation which would amend or repeal any of the terms and provisions of the outstanding Preferred Stock in a manner adversely affecting the holders thereof.

              (iii)(a) So long as any shares of Preferred Stock shall be outstanding, the Corporation shall not, without the affirmative vote at a meeting called for that purpose or the written consent of the holder of the shares of Preferred Stock, considered as a class, take action to authorize any class or series of stock ranking prior to the Preferred Stock, or to increase the authorized number of shares of any such prior class or series.

                 (b) For the purposes of this subparagraph (iii), stock shall be deemed to rank prior to the Preferred Stock (or the shares of Preferred Stock) if the holders thereof shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Preferred Stock (or the shares of Preferred Stock), but shall be deemed to rank on a parity with, and not prior to the Preferred Stock (or the shares of Preferred Stock), if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution, or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority one over the other as between the holders of such stock and the holders of Preferred Stock (or the shares of Preferred Stock), whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Preferred Stock or any series thereof (or the shares of Preferred Stock). The matters referred to in clauses (a) and (b) of this subparagraph
  (iii) shall be governed by this subparagraph (iii) and not by subparagraph
  (ii) of this SECTION 2. It shall not be deemed to be the creation of any such prior class or series of stock if the Corporation shall take action to authorize the creation or issuance of any indebtedness of the Corporation, notwithstanding that such indebtedness may be subordinate to other indebtedness of the Corporation, and notwithstanding that such indebtedness may be convertible at the option of the Corporation or the option of the holder into stock of the Corporation (but the authorization of any such stock which is prior to the Preferred Stock (or the shares of Preferred Stock) shall be subject to the foregoing provisions), and notwithstanding that such indebtedness may be both so subordinate and so convertible.

        3. REDEMPTION. (i) At any time or from time to time, prior to June 1, 1997, or after June 1, 2002, the Corporation, at its option, may redeem the Preferred Stock, in whole or in part, at a price per share equal to its liquidation preference of $100 per share, plus an amount equal to accrued and unpaid dividends to the date fixed for redemption (including an accrual in respect of the preferred dividends from the date of the last Preferred Dividend Payment Date through the redemption date) (such date hereinafter referred to as a "redemption date").

              (ii) All shares of Preferred Stock which shall have been issued and reacquired in any manner by the Corporation (including shares redeemed and shares otherwise repurchased)shall have the status of authorized but unissued shares of preferred stock and, to the fullest extent permitted by applicable law, may be reissued as part of the class or series of which they were originally a part or may be reclassified and reissued as part of a new class or series of preferred stock to be created by resolution or resolutions of the Board of Directors or as part of any other class or series of preferred stock.

              (iii) The Corporation will provide notice of any redemption of shares of Preferred Stock to the holder of record of such Preferred Stock to be redeemed not less than 20 nor more than 60 days prior to the date fixed for such redemption. Such notice shall be provided by mailing notice of such redemption by first class mail, postage prepaid, to the holder of the Preferred Stock to be redeemed, at such holder's address as it appears on the stock register of the Corporation. Such mailed notice shall state, as appropriate, the following:
              (a)   the redemption date;

              (b) the total number of shares of Preferred Stock to be redeemed; and

              (c) the place or places where certificates for such shares are to be surrendered for redemption.

              (iv) The holder of shares of Preferred Stock called for redemption shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the applicable redemption price plus an amount equal to accrued and unpaid dividends to the redemption date, with such payment to be made in accordance with Section 8 hereof. In case less than all of the shares of Preferred Stock represented by any certificate surrendered for redemption are redeemed, the Corporation shall, without charge, issue a new certificate representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the redemption date funds necessary for the redemption shall be set aside therefor, then, notwithstanding that, the certificates evidencing any shares of Preferred Stock so called for redemption shall not have been surrendered, the dividends with respect to the shares called for redemption shall cease to accrue after the redemption date and all rights with respect to the shares called for redemption shall forthwith cease.

              (v) The redemption provisions of this Section 3 shall not be construed so as to limit any contractual right of repurchase relating to the Preferred Stock between the Corporation and the holder of the Preferred Stock.

        4. Dividends. (i) The holder of the Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of assets of the Corporation legally available for payment, cash dividends at the initial annual rate of 6.25% (calculated as a percentage of the stated liquidation preference of $100 per share), subject to reset in accordance with subparagraph (ii), for each quarterly dividend period ending on the last day of March, June, September and December of each year, payable in arrears on March 31, June 30, September 30 and December 31 (each such date a "Preferred Dividend Payment Date") of each year, commencing on June 30, 1995; provided, however, that the first dividend period shall be the period from the date of original issue of the first share thereof to the end of the quarterly dividend period in which the original issuance occurs. Dividends on the Preferred Stock shall be preferential and cumulative from the date of original issue of the first shares thereof. Dividends payable on the Preferred Stock for each full quarterly dividend period shall be computed by dividing the applicable annual dividend rate by four. Dividends payable on the Preferred Stock for any period greater or less than a full quarterly dividend period, including the first dividend period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If any Preferred Dividend Payment Date shall not be a business day (as defined below), then the

 Preferred Dividend Payment Date shall be the next succeeding business day.
 The term "business day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New Hampshire are authorized or obligated by law or executive order to close.

             (ii) On June 1, 1997, the dividend rate payable to the holder of the Preferred Stock shall be reset to a rate, pursuant to subparagraph (iii) below, equal to the lowest dividend rate which would cause the Preferred Stock to trade at par on a fully-distributed basis as if offered publicly on June 1, 1997. The amount of dividends per share for each such Preferred Dividend Payment Date shall be computed in the manner set forth in subparagraph (i) above with respect to the initial annual rate, as such rate is reset pursuant to this subparagraph (ii).

             (iii) The dividend rate specified in subparagraph (ii) above shall be determined as follows: On June 1, 1997, the Corporation shall secure sealed indications from investment banking firms of recognized national standing selected by each of the Corporation and the holders of the Preferred Stock as well as an indication from a third investment banking firm of recognized national standing selected by mutual agreement of the parties investment bankers (the "Third Party Investment Bankers"), as to the indicated bid side dividend yield on the Preferred Stock such that the Preferred Stock would trade at par on June 1, 1997 on a fully distributed basis. The Corporation and the holders of the Preferred Stock shall review such indications and the middle indication shall be utilized to determine the dividend yield of the Preferred Stock; provided, that if two indications are exactly the same, such two indications shall be utilized to determine such dividend yield. Each of the three investment banking firms will be instructed by the Corporation that in determining such bid side dividend yield, it shall not take into account any liquidity, nontransferability or blockage discounts. The Third Party Investment Banker shall be selected by mutual agreement of the parties designated investment bankers from a list of three bulge bracket investment banking firms selected by the Corporation, which investment banking firms shall not have performed material services for the Corporation or the holder of the Preferred Stock, within the previous three years.

             (iv) So long as any shares of Preferred Stock are outstanding, if there shall be any arrearages in the payment of cumulative dividends on the Preferred Stock for any past quarterly dividend periods or the Corporation shall be in default of its obligation to redeem any of the shares of Preferred Stock called for redemption, then, for so long as such state of facts shall continue, the Corporation shall not: (a) make any distribution of the Common Stock or the shares of any other class of stock of the Corporation ranking junior to the Preferred Stock as to dividends, (b) redeem, purchase or otherwise acquire (except by conversion into or exchange for shares of the Corporation ranking junior to the Preferred Stock) any shares of Common Stock or the shares of any other class of stock of the Corporation ranking junior to the Preferred Stock as to dividends or upon liquidation. Subject to the foregoing provisions, such dividends as may be determined by the Board of Directors of the Corporation may be declared and paid from time to time on any shares of the Corporation other than the Preferred Stock without any right of participation therein by the holder of shares of Preferred Stock.

             (v) When dividends and any arrearages thereof are not paid in full upon the shares of the Preferred Stock and any other preferred stock ranking on a parity as to dividends with the Preferred Stock, all dividends declared upon shares of the Preferred Stock and any other preferred stock ranking on a parity as to dividends with the Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Preferred Stock and such other preferred stock bear to each other. Holders of shares of Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock in excess of the full dividends otherwise provided for in Section 4(i) and (ii) above.

             (vi) When dividends and any arrearages are not paid in full upon the shares of Preferred Stock for a total of two quarterly dividend periods, whether or not consecutive (a "Specified Default"), the holder of Preferred Stock shall have the right to elect two directors to the Board of Directors of the Corporation. Unless an annual meeting of the stockholders of the Corporation for the election of directors is to be held within 90 days after the occurrence of a Specified Default, the Corporation, as soon as practicable, shall increase the number of members of the Board of Directors by two (2) and call a special meeting of the holder of Preferred Stock for the election of two (2) directors to fill the vacancies created by the increase in the number of members of the Board of Directors. If, during the existence of a Specified Default entitling the holder of Preferred Stock to elect two (2) members of the Board of Directors, any annual meeting of stockholders is not held when and as required by the Bylaws of the Corporation, the annual meeting of the stockholders for the purpose of electing directors may be called by the holder of record of at least 50% of the Preferred Stock. Any director elected by the holder of the Preferred Stock, voting as a class pursuant to the aforesaid right, shall continue to serve as such director until the Specified Default in preferred dividends shall cease to exist, at which time such director's term shall expire. If, prior to the end of the term of any director so elected by the holder of Preferred Stock, a vacancy in the office of such director shall occur by reason of death, resignation, removal or disability of such director, or for any other cause, such vacancy shall be filled for the unexpired term by the remaining director, if any, so elected by the holder of Preferred Stock, provided that, if all such directorships shall be vacant, such vacancies may be filled only by the holder of Preferred Stock, voting as a class as aforesaid, at a special meeting called for such purpose, unless in any such case, no Specified Default in preferred dividends shall exist at the time of such meeting. Such special meeting of the holder of Preferred Stock shall be called and held as provided in the Bylaws of the Corporation. Having so occurred, such Specified Default in preferred dividends shall be deemed to exist thereafter until all accrued dividends on all shares of Preferred Stock then outstanding shall have been paid in full to the end of the last preceding quarterly dividend period.

       The Corporation agrees that, whenever necessary, it will take all such appropriate corporate action as is necessary to increase the number of directors to provide as additional places on the Board of Directors the two
 (2) directorships to be filled by the two (2) directors so to be elected by the holder of shares of Preferred Stock. Nothing herein contained shall be deemed to prevent any other change in the number of directors of the Corporation.

       For the purposes of this subparagraph (vi), it shall also constitute a Specified Default if the Corporation shall default in the payment of any redemption price as to the shares of Preferred Stock due pursuant to the provisions of Section 3, and such default shall be continuing for 120 days. Such Specified Default shall be deemed to continue and to have the effect set forth above until the Corporation shall have cured each such default in the payment of redemption price through payment or tender of payment of the redemption price per share plus interest on the amount due from the date of default to the date of payment at the rate of interest per annum in effect during such period pursuant to subparagraph (i) or (ii).

       5. Liquidation Rights. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, after payment or provision for payment of debts and other liabilities of the Corporation and before any payment or distribution is made to holders of Common Stock or any other class of stock of the Corporation ranking junior to the Preferred Stock upon liquidation, the holder of the Preferred Stock shall be entitled to receive out of the net assets of the Corporation an amount in cash for each outstanding share equal to $100 (for the shares of the Preferred Stock, the "liquidation preference"), plus an amount equal to all dividends accrued and unpaid on each such share of Preferred Stock up to the date fixed for distribution (including an accrual in respect of the preferred dividends from the date of the last Preferred Dividend Payment Date through the redemption date), and no more. If the assets of the Corporation are insufficient to permit the payment of the full liquidation preference payable in such event to the holder of Preferred Stock and any class or series of preferred stock ranking on a parity with the Preferred Stock as to the distribution of assets upon liquidation, then the assets available for distribution to the holders of the Preferred Stock and such other class or series of preferred stock ranking on a parity with the Preferred Stock as to the distribution of assets upon liquidation, shall be distributed ratably to the holders of shares of Preferred Stock and such other classes and series of preferred stock in proportion to the full liquidation preference amounts payable on their respective shares upon liquidation (including the respective amounts of all dividends accrued and unpaid on shares of such class or series up to the date fixed for distribution). Neither the sale, conveyance, exchange or transfer of all or substantially all of the property and assets of the Corporation, the consolidation or merger of the Corporation with or into any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a dissolution, liquidation or winding up of the Corporation.

       6. Parity Issues. Nothing in this Designation of the Preferred Stock shall prevent the Corporation from issuing other classes of preferred stock on a parity with or junior to the Preferred Stock; the issuance of such other parity or junior classes of preferred stock shall not be deemed to adversely affect the Preferred Stock in any manner nor to require any vote, consent or other approval of the Preferred Stock with respect thereto.

       7. No Sinking Fund. The shares of Preferred Stock shall not be subject to the operation of a purchase or sinking fund.

       8. Method of Payment. All payments (including dividends and redemption payments) shall be by wire transfer of immediately available funds to an account designated by the holder of the Preferred Stock.

       9. Restrictions on Transfer of Preferred Stock. Pursuant to the authority granted in RSA 293-A:6.27, the Preferred Stock shall not be transferable to any party under any circumstances and shall be held only by the party to whom such shares of Preferred Stock shall have been issued by the Corporation, except for a transfer pursuant to a private placement which is exempt from registration under applicable law, or transfer incidental to a public distribution of the Preferred Stock under the Registration Rights Agreement dated as of May 31, 1995 or other agreement between Provident Life and Accident Insurance Company and the Corporation or a transfer of some or all of the Preferred Stock to an affiliate as part of a reorganization or upon a change of control. The holder(s) of the Preferred Stock, by taking the Preferred Stock, acknowledge that this restriction on transfer is hereby created for a "reasonable purpose" as authorized by RSA 293-A:6.27(c). The certificate or certificates evidencing the Preferred Stock shall bear an appropriate legend reflecting such prohibition on transfer of the Preferred Stock.

       For purposes of the foregoing, the term "affiliate" shall have the same meaning as set forth in Rule 405 under the Securities Act of 1933, as amended. A "change of control" shall be deemed to have occurred at such time as (a) any person (as that term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner (as defined in Rule 13d-3 thereof) directly or indirectly of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of the subject person or any successor of the subject person (provided that the current controlling position of the McClelland Family shall not constitute a "change of control"); (b) during any period of two consecutive years or less, those individuals, who at the beginning of such period constituted the Board of Directors of the subject person, cease, for any reason, to constitute at least a majority of the Board of Directors of the subject person or a successor company into which the subject person may have merged; (c) there shall have occurred (i) any liquidation of the subject person not in the form of a merger into a corporation which is an affiliate of the subject person or (ii) any sale or other disposition of assets representing 50% or more of the book value of the subject person's net profit over the three years preceding the transaction; or (d) the subject person is a party to any merger as a result of which the persons who were shareholders of the subject person immediately prior to the effective date of the merger shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger.